WC-348571

Certificate Of Merger

*I, **MELANIE E. RIVERS**, Assistant Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law, that all the requisitions of the said Law in respect of a Merger were complied with and that*

HUALE ACOUSTICS CORPORATION
(a company incorporated in State of Nevada)

Merged into

HUALE ACOUSTICS LIMITED

effective the 7th day of May Two Thousand Nineteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 26th day of April Two Thousand Nineteen

Assistant Registrar of Companies,
Cayman Islands

Authorisation Code : 560822624352
www.verify.gov.ky
09 May 2019